EXHIBIT 10.1

                              SETTLEMENT AGREEMENT
                              --------------------


            THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of the 2nd day of February, 2003, by and between ANDY STENZLER ("Executive") and COSI, INC. a Delaware corporation (the "Company").

                              STATEMENT OF PURPOSE

            Executive is employed as Chairman and Chief Executive Officer of the Company pursuant to an Employment Agreement between the parties dated as of January 1, 2002 (the "Employment Agreement"). Executive's employment with the Company will cease effective as of January 31, 2003 (the "Date of Termination"). The Company and Executive wish to settle in full all matters and claims, contractual and non-contractual, relating to Executive's employment with the Company.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

            1. Termination of Employment: Termination Payments. The Company and Executive acknowledge that Executive shall serve as an officer of the Company and shall remain on the Company's payroll and receive basic salary at his current annual rate through the Date of Termination at which date Executive will terminate his employment with the Company. This Settlement Agreement supercedes and replaces the Employment Agreement entered into between the parties. Executive shall receive the payments as provided in Exhibit A to this Agreement including but not limited to (i) his current annual base salary of $350,000 and non-incentive compensation (including automobile allowance) and the Executive's then current benefits for two years; and (ii) $350,000 constituting an amount equal to two times the Executive's cash bonus calculated at 50% of his current annual base salary which shall be paid in equal bi-weekly installments over such two year period. The latter payment is full and final satisfaction of all the Company's obligations for bonus and/or other incentive payments. If Company fails to make payment of two bi-weekly installments within 15 days of the date when due, the entire balance remaining becomes due and owing at that time.

            Notwithstanding the foregoing, the Company may cease payment of any amounts that would otherwise have been due under this Agreement if there has been a finding by a Court or Arbitrator that Executive has materially breached Sections 7, 8 or 9 of this Agreement to the detriment of the Company. Prior to filing in court or submitting to arbitration, the Company must provide the Executive with written notice setting forth the Board's reasonable, good faith, belief that Executive has breached, together with substantial proof upon which the Board reached such determination, and the Executive must fail to use reasonable best efforts to take corrective action to cure such alleged breach within 30 days of his receipt of such notice. Further, the Company shall be entitled to seek an injunction restraining Executive from any in violation of Sections 7, 8 or 9 of this Agreement, to obtain such equitable relief or to pursue any other available remedies for such violation or threatened violation, including recovery of damages from Executive.

            2. Stock and Stock Options. Executive has been awarded the stock options set forth on Exhibit B hereto (collectively, the "Stock Options"). Notwithstanding the terms of any Stock Option Agreement or the Plan pursuant to which any such option was granted, all Stock Options shall become 100% vested as of the Date of Termination and each such option shall not be subject to accelerated exercise requirements or early termination provisions and shall remain exercisable for a two year period from the Date of Termination. Further, all Stock Options shall be exercisable by the Executive on a "cashless exercise basis."

            Pursuant to an agreement of even date, attached as Exhibit C hereto, 232,652 shares of stock are to be purchased by certain affiliates of Directors of the Company from Executive. Upon receipt of the funds for the stock purchase, Executive shall repay advances from the Company of $112,500 plus interest accrued through such date at which time the Executive's obligations with respect thereto shall be satisfied in full and the Company acknowledges that, except that set forth below, Executive has no loans or indebtedness due to the Company.

            The Executive and the Company agree that the promissory note dated April 28, 1998 executed in connection with the Executive Stock Agreement of even date therewith shall not mature until April 28, 2005 or earlier if Executive files for bankruptcy, insolvency or petition for relief (whether voluntary or involuntary) under any bankruptcy or insolvency law. The parties agree to enter into such other documents as are reasonably necessary to effectuate the foregoing.

            3. Other Benefits. Executive is a participant in certain benefit plans of the Company. This Agreement shall not change the terms of such plans or the benefits earned by or due to Executive thereunder for services rendered to the Company through the Date of Termination. The benefits earned by or due to Executive in accordance with the terms of such plans shall be paid or provided by the Company or such plans (as the case may be) when due (whether such due date is on, before or after the Date of Termination), and full payments and provision of benefits shall discharge fully all obligations of the Company and such plans with respect to Executive's benefits under such plans. The Company agrees to pay Executive for all outstanding expenses in accordance with the Company's policies. The Company further agrees to cause Executive's name to be removed as individual obligor on any indebtedness of the Company, including all leases, real property and equipment. Proof of compliance of this section will be provided to Executive within 30 days of the execution of this Agreement.

            4. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payment described herein all income and employment taxes required to be withheld by applicable law.

            5. Release of the Company. Executive, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company, its affiliates, and each and every one of their respective present and former directors, officers, employees, agents, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, which Executive now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, that constitute "Employment-Related Claims" or rights and claims Executive has or might have under the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; provided, however, that this release shall not apply to any claims which Executive may have for the payments or provision of the benefits under this Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in this Agreement, including the Exhibits hereto, that this release shall not apply to any rights Executive may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both Executive and the Company are jointly responsible. For purposes of this Agreement, "Employment-Related Claims" means all rights and claims Executive has or may have related to his employment by or status as an employee, officer or director of the Company or any of its affiliates or to the termination of that employment or status or to any employment practices and policies of the Company or its affiliates.

            Executive acknowledges and agrees that he has read this release in its entirety and that this release is a general release of all known and unknown claims, including rights and claims arising under ADEA.

            6. Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact (1) that he was a director, officer or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or (2) that he was a personal obligor on any indebtedness of the Company including leases, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation and bylaws or, if greater, by the laws of the State of New York, against all cost, expense, liability and loss (including without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses, including attorneys' fees, incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

            7. Mutual Nondisparagement/Cooperation. Executive shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company or any of its respective directors or officers. The Company shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame Executive's reputation. Notwithstanding the foregoing, nothing in this Paragraph 7 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction. Nothing herein shall preclude Executive from describing his work at Cosi in connection with his obtaining future employment. The Executive agrees to cooperate with respect to any claim, arbitral hearing, lawsuit, action or governmental investigation relating to the conduct of the business of the Company or its affiliates. The Executive agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters. The Company agrees to reimburse the Executive for his reasonable expenses incurred in connection with such cooperation.

            8. Non-Competition. The Executive agrees that, without the written consent of the Company, which consent shall not unreasonably be withheld, delayed or conditioned, that for a period of twenty-four months following the Termination Date, Executive shall not directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other person, firm, or corporation, engage in any restaurant, bar, coffee shop or similar business establishment in which a majority of revenues are derived from retail sales of sandwiches and non-alcoholic beverages (any of the foregoing, a "Competitive Business") within a 25 mile radius of any place of business of the Company (including franchised operations) or of any place where the Company (or one of its franchised operations) has done business since the Effective Date of this Agreement. Notwithstanding the above, ownership by Executive of an interest in any licensed franchisee of the Company shall not be deemed to be in violation of this Section 8.

            9. Non-Solicitation of Employees. The Executive agrees that for a period of twenty-four months following the Termination Date, Executive shall not on his own behalf or on behalf of any other person, firm, partnership, association, corporation, or business organization, entity or enterprise call on, solicit or attempt to induce any other officer or employee of the Company or its affiliates or licensed franchisees to terminate his or her employment with the Company or its affiliates or licensed franchisees and shall not assist any other person or entity in such a solicitation unless such employee is terminated by the Company. If the Executive is found to have hired, during the aforementioned twenty-four months following the Termination Date, any employee
(i) whose immediately preceding Employer was the Company, and (ii) who voluntarily terminated his or her employment with the Company, then the Executive shall be presumed to have engaged in soliciting that employee to terminate his or her employment with the Company. The Company acknowledges that this Section does not apply to Pam Palladino and that Executive is not restrained from hiring her at any time.

            10. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, attorneys' fees of both parties, shall be borne by the Company and the Executive in proportion to their respective net worths on the date of execution of this Agreement. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled at the time the dispute arises.

            11. Confidentiality. During the Period of Employment and following termination for any reason, the Executive covenants and agrees that he will not divulge any trade secrets or other confidential information pertaining to the business of the Company. The term "confidential information" as used in this Agreement shall mean any secret, confidential or proprietary information of the Company or its affiliates, other than those which have become generally known to the public other than through the act of Executive in breach of this Section 9. The term "trade secrets" as used in this Agreement shall mean information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a recipe, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

            (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and

            (b) is the subject of reasonable efforts by the Company to maintain its secrecy.

            The Company's rights under this Section 11 shall be in addition to, and not in lieu of, any rights the Company might have under applicable state law.

            12. Notices. All notices, requests, demands or other communications under this Agreement will be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

            As to Executive:

                  Andy Stenzler
                  303 East 57th Street, Apt. 28G
                  New York, New York 10022

            With a copy to:

                  Anne C. Vladeck, Esq.
                  Vladeck, Waldman, Elias & Engelhard, P.C.
                  1501 Broadway, Suite 800
                  New York, New York 10036

            As to the Company:

                  Cosi
                  242 West 36th Street
                  New York, New York 10038
                  Attention:  Chairman

Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

            13. Miscellaneous. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. This Agreement, the attachments to it and the agreements, plans, contracts, documents and programs described or referenced herein, contain the entire agreement between the Company and Executive, and supersede and invalidate any previous agreements or contracts not so described or referenced herein. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect. As used in this Agreement, the term "affiliate" means a corporation which is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code) as the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

            14. Company Property. (a) Executive upon the termination of Executive's employment for any reason, if earlier, upon Company request shall promptly return all Property (as defined in Section 14(b)) which had been entrusted or made available to Executive by the Company and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property.

            (b) The term "Property" means records, files memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, cellular telephones, credit cards, access cards, identification cards, palm pilots and the like, Company cars and other real or personal property of any kind or description.

            15. Representations of the Company. The Company represents and warrants to Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been fully and validly authorized on behalf of the Company by its Board of Directors and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken. The Company acknowledges that Executive has relied upon such representations and warranties in entering into this Agreement. The Company represents and warrants to Executive that it has no knowledge or information of Executive breaching any agreement, rule or law, and further represents that Company has no knowledge of any claim or potential claim against Executive.

            16. Counterparts. This Agreement may be executed in separate counterparts (any one of which may be by facsimile), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

            IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

Witness:


/s/ Anne Weadedi                           /s/ Andy Stenzler
-----------------------------              -----------------------------------
                                           Andy Stenzler



                                           COSI, INC.

                                           By: /s/ Jay Wainwright
                                              --------------------------------